Exhibit 99.1


                  Pope Resources Closes $62 Million Timber Fund


    POULSBO, Wash.--(BUSINESS WIRE)--Aug. 1, 2005--Pope Resources (Nasdaq:POPEZ) announced today that its subsidiary, Olympic Resource Management LLC (ORMLLC), which provides forestry consulting and timberland management services to third-party owners and managers of timberland, has successfully closed a $62 million private equity timber fund, ORM Timber Fund I, L.P. ORMLLC is now actively looking for timberland properties to acquire on behalf of the fund, which will invest in commercial timberlands in the Pacific Northwest. David L. Nunes, president and CEO, said, "This fund closing begins an important growth strategy for our company. We think timber is a great asset class and are delighted to be able to offer our timberland management expertise to high net worth and other accredited investors interested in direct timberland investment opportunities. We are excited to have this fund closed and to be out looking for properties to acquire." The $61.8 million of committed capital represents $49.4 million from third-party investors and $12.4 million to be co-invested by Pope Resources.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 640,000 acres of timberland and development property in Washington and Oregon. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.


    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax: 360-697-1156